Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-214320) on Form S-8 of our report dated June 29, 2022 appearing in the annual report on Form 11-K of Adient US LLC Savings and Investment (401k) Plan as of December 31, 2021 and 2020 and for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Flint, Michigan
June 29, 2022